Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 29th day of November, 2007 by and between Abel L. Iglesias (hereinafter the “Executive”) and BankUnited, FSB (the “Bank”).

Recitals

WHEREAS, the Executive is the Senior Executive Vice President, Corporate and Commercial Banking, of the Bank; and

WHEREAS, the Bank’s executive management and the Compensation Committee (the “Committee”) of the Bank’s Board of Directors (the “Board”) has determined that this Agreement will reinforce and encourage the Executive’s attention and dedication to the Bank; and

WHEREAS, the Executive is willing to continue to make his services available to the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

l. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms as used herein shall have the meanings as set forth below, unless the context or use indicates a different meaning:

(a) “Affiliate” shall mean any direct or indirect subsidiary or parent of the Bank or of BankUnited Financial Corporation (the “Company”).

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

(c) “Date of Termination” means the date of receipt of a Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(d) “Disability” means any physical or mental condition that prevents the Executive from performing the essential function of his position for at least three (3) months in any rolling twelve month period after the commencement of such condition and that is determined to be of a permanent duration by a physician acceptable to the

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Bank and the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). If the Bank determines in good faith that the Disability of the Executive has occurred, and that it cannot reasonably accommodate the disability as required by law, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Bank shall terminate effective as of the Disability Effective Date, provided that the Executive shall not have returned to full-time performance of the Executive’s duties prior to the Disability Effective Date. Any subsequent different Disability shall not be deemed a continuation of a prior Disability, and the determination of time periods for the purposes of this provision shall recommence. Any dispute shall be resolved by arbitration as provided in Section 21.

(e) “Disability Effective Date” means the date thirty (30) days following receipt by the Executive of notice from the Bank of the Bank’s intention to terminate the Executive’s employment because of the Executive’s Disability.

(f) “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of termination for Cause, sets forth circumstances claimed to provide a basis for termination of the Executive’s employment for Cause in reasonable detail and includes the resolution of the Board regarding the termination of the Executive’s employment for Cause, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.

(g) “Change of Control Payment” means a lump sum cash payment to the Executive by the Bank in an amount which equals one and one-half (1.5) times the Executive’s Base Salary (as defined below) for the year in which the termination occurs plus one and one-half (1.5) times the amount equal to the last Annual Bonus (as defined below) awarded to the Executive during the year prior to a Change in Control.

(h) “Vested Benefits” means all amounts earned by and vested in the Executive pursuant to the plans, programs, policies and practices of the Bank and its affiliates, including, without limitation, the BankUnited Financial Corporation 401(k) Profit Sharing Plan, stock options, stock grants, disability insurance plans, and group life insurance plans. Amounts earned and vested under stock award, stock option and incentive compensation plans shall be determined in accordance with the terms of the stock option, restricted stock or other agreements evidencing such awards.

2. Employment

2.l Employment and Term. The Bank hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Bank, on the terms and conditions set forth herein, for the period commencing on November 29, 2007, (hereinafter the “Commencement Date”) and expiring on November 30, 2009 (the “Term”) unless the Executive resigns prior to that time or is sooner terminated as hereinafter set forth.

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2.2 Position and Duties of Executive. The Executive shall serve as Senior Executive Vice President of the Bank. During the Term of employment, the Executive shall diligently perform all services as may be reasonably assigned to him by the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”), and shall exercise such power and authority as may from time to time be delegated to him by the CEO, the COO or the Board. The Executive shall be required to report to, and shall be subject to the supervision and direction of, the CEO, the COO or the Board, as designated from time to time. The Executive shall devote substantially all of his working time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank, render such services efficiently and to the best of his ability, and use his best efforts to promote the interests of the Bank.

2.3 Place of Performance. In connection with his employment by the Bank, the Executive’s principal place of employment shall be the Bank’s executive offices in Florida.

3. Compensation.

3.l Base Salary. The Executive shall receive a base salary (the “Base Salary”) per year during the Term of this Agreement, with such Base Salary payable in installments consistent with the Bank’s standard payroll practice for executives. The Executive’s initial Base Salary shall be $360,000.00. Following the end of each fiscal year, the Committee shall review the Executive’s annual rate of salary, and may, in its discretion, approve an increase therein. The first and last year shall be prorated based on the number of months in such year. In addition to salary, the Executive may receive other cash or stock compensation from the Bank for services rendered hereunder at such times, in such amounts and on such terms and conditions as the Committee, in its discretion, may determine from time to time continuing throughout the Term. The Base Salary shall not be decreased unless the Executive is not performing his duties and responsibilities in all material respects to the satisfaction of the Board. All disputes as to Base Salary shall be resolved by Arbitration as provided in paragraph 21.

3.2 Annual Bonus. The Executive may be entitled to a cash bonus (the “Annual Bonus”) for each fiscal year, or part thereof, occurring during the Term. The Annual Bonus for a year shall be based upon merit during such year, taking into account any performance goals set in advance by the Committee for such bonus, and shall be determined, after recommendation by the CEO or the COO, by the Committee (or the independent members of the Board in the absence of the Committee or a replacement therefor) in their sole discretion. The range of Annual Bonus shall be performance-based determined in accordance with the standard practices of the Committee.

3.3 Compensation Determinations. Executive acknowledges and agrees that, determinations regarding his compensation ma be made in whole or in part based on the Executive’s performance, including, without limitation, his success in

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meeting production goals or other goals assigned to him by his supervisors or the Committee. Such performance goals shall be communicated and agreed upon in advance.

4. Additional Benefits.

4.l Expense Reimbursement. During the Term, upon the submission of supporting documentation by the Executive in form sufficient to permit deduction thereof under applicable tax law (but without regard to actual deductibility), the Bank shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Bank, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of the Bank, provided that such expenses are incurred and accounted for, and submitted for reimbursement, in accordance with the Bank’s regular policies and procedures.

4.2 Other Benefits. The Bank shall provide the Executive the standard benefits provided to other senior executives including major medical and hospitalization insurance coverage, group disability and group life insurance for the Executive (collectively, the “Policies”), in accordance with the Company’s practices for other employees. Nothing herein shall prevent the Bank from modifying or discontinuing any benefit plan so long as any such modification applies equally to other comparable employees covered by such plans. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or Annual Bonus payable to the Executive pursuant to this Agreement.

4.3 Vacation. The Executive shall be entitled to four (4) weeks vacation per year, which will accrue, may be taken, and will be used in accordance with the Company’s policies, said vacation to be scheduled so as not to materially interfere with the performance by the Executive of his duties pursuant to this Agreement.

4.4 Stock Option Compensation. Executive shall also be eligible to participate in stock option, incentive compensation and other plans providing opportunities to receive additional compensation.

4.5 Working Facilities and Support Staff. The Bank shall furnish the Executive with an office or offices of a size and with furnishings and other appointments, and secretarial and such other facilities and support services suitable to his position and adequate for the performance of his duties hereunder including, but not limited to, appropriate internet and news service subscriptions, cellular telephones, computers (“palm,” “lap top” or other appropriate computer/cellular devices).

4.6 Restricted Stock Grant. In connection with the making of this Agreement, the Committee on August 13, 2007 granted the Officer two thousand (2,000) restricted shares of the Company’s Class A Common Stock (the “Restricted Stock”).

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Such shares shall be subject to forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for a period of five (5) years from the date of grant. Subject to the terms and conditions set forth in the Restricted Stock agreement, the Restricted Stock shall vest over five (5) years from the date of grant, with restrictions on the Restricted Stock lapsing on one-fifth of the shares on the anniversary of the date of grant in each of the years 2008, 2009, 2010, 2011 and 2012 and shall vest early in the event of the officer’s death or disability or a Change of Control. The restricted Stock shall be subject to such terms and conditions as are customary for grants of Restricted Stock made to the Company’s employees.

4.7 Stock Option. In connection with the making of this Agreement, the Committee on August 13, 2007, granted the Officer an option (the “Stock Option”) to purchase ten thousand (10,000) shares of the Company’s Class A Common Stock. Such Stock Option shall be subject to forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for a period of five (5) years from the date of grant. Subject to the terms and conditions set forth in the Stock Option agreement, the Stock Option shall vest over five (5) years from the date of grant, with restrictions on the Stock Options lapsing on one-fifth of the shares on the anniversary of the date of grant in each of the years 2008, 2009, 2010, 2011 and 2012. The Option shall be subject to such other terms and conditions as are customary for grants of Stock Options made to the Company’s employees.

4.8 Indemnification and Insurance.

(a) During the Term of this Agreement, the Bank shall cause the Executive to be covered by and included as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 4.8 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Term of this Agreement and for a period of five (5) years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

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5. Termination.

5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may, at any time, be terminated by the Bank for Cause. As used in this Agreement, “Cause” shall mean (i) any action or omission or failure of the Executive which constitutes a material breach of this Agreement, including, without limitation, failing to carry out his duties and responsibilities in accordance with Section 2.2 (if, however, the Board determines that it is an action, omission or failure which can be cured, the Bank agrees to provide one cure period of sixty (60) days after receipt by the Executive of specific written notice of the issue. If the issue is not cured within the sixty (60) day period, or is of a nature that the Board determines cannot be cured, the Executive will be terminated for cause as specified in a Notice of Termination); (ii) the Executive engages in an act(s) of personal dishonesty, incompetence, violence, or willful misconduct in connection with his employment, the performance of services or the handling of affairs of the Bank or its Affiliates; (iii) the conviction of Executive for, or a plea of guilty or nolo contendere to, a criminal act which is a felony, a first degree misdemeanor, or which is a misdemeanor involving theft, dishonesty or moral turpitude; (iv) the Executive breaches a fiduciary duty owed to the Bank or any of its Affiliates, which involves personal profit, intentional failure to perform stated duties, or which could seriously prejudice the interest of the Bank or any of its Affiliates, depositors, or shareholders; or (v) the Executive’s material breach or willful violation of this Agreement, or of any law, rule, or regulation (other than traffic violations or similar non-material offenses), or of any corporate policy of the Company or the Bank, including without limitation, the Bank’s and the Company’s Code of Conduct and Insider Trading Policy, or of any final cease and desist order in connection with his performance of services for the Bank or any of its Affiliates. An express termination by the Bank for reasons other than those included above or which otherwise does not fall within another part of section 5, will be considered a termination without cause under paragraph 5.3. All disputes shall be resolved by Arbitration as provided in Section 21.

5.2 Termination for Death or Disability. This Agreement shall terminate automatically upon the Executive’s death and may be terminated by the Bank upon the Executive’s Disability pursuant to Section 1(d).

(a) Upon a termination by reason of the Executive’s Disability, the Bank shall pay to the Executive or his beneficiaries, as the case may be, (i) any compensation or other obligations accrued for periods prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, and (ii) six (6) months of Base Salary, all of which shall be paid in installments consistent with the Bank’s payroll practice for executives, and shall implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank and the Executive hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its Affiliates, the execution of an agreement and general release by the Executive in favor

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of the Bank, releasing all then existing claims against the Bank, under this Agreement, related to Executive’s employment, or otherwise, to the full extent permitted by law, and the Executive’s compliance with all provisions of this Agreement, including Section 8. Such agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by arbitration as provided in Section 21.

(b) If Termination is due to the death of the Executive, the Bank shall, within thirty (30) days after the Date of Termination, pay to the Executive’s estate or beneficiaries, as the case may be, any unpaid Base Salary, Annual Bonus and benefits accrued for periods prior to the Date of Termination, or, if an alternative beneficiary is designated in proper legal form, the payments and benefits shall be paid to said designated beneficiary. The Bank shall implement the provisions for the Executive’s Vested Benefits as of the Date of Termination, and the life insurance proceeds from the group policies described in this Agreement shall be paid in accordance with and subject to the terms of such policies, to the Executive’s personal representative or such other persons as the Executive may have designated in writing.

5.3 Termination Without Cause. At any time the Bank shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Bank shall (i) pay to Executive an amount equal to one year of his Base Salary for the year in which the termination occurs, plus the amount equal to the last Annual Bonus awarded to the Executive during the year prior to the termination pursuant to this Section 5.3, and (ii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Bank without Cause. The Bank and the Executive hereby stipulate that the Bank may condition the payment and delivery of the amounts specified in clause (ii) of the first sentence of this Section 5.3 on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its Affiliates, the execution of an agreement and full release by the Executive in favor of the Bank, releasing all then existing claims against the Bank and its Affiliates, under this Agreement, related to Executive’s employment, or otherwise, to the full extent permitted by law, and the Executive’s compliance with all provisions of this Agreement, including Section 8. Such agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 21.

5.4 Resignation. In the event Executive resigns other than upon written request of the Bank, a Notice of Termination will be issued to the Executive by the Bank, and Executive shall have no further right to any payments or grants under this Agreement other than obligations accrued, vested and due for periods prior to the Date of Termination, and all of Executive’s rights and benefits under this Agreement shall terminate. A termination of this Agreement under Sections 5.l, 5.2, or 5.3 shall not be considered a “resignation” under Section 5.4 unless specifically agreed to in writing by the Executive and the Bank.

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5.5 6-Month Delay for Specified Employees.

(a) Notwithstanding the preceding, as required by Code Section 409A, no amount shall be delivered on account of separation from service (but not on account of death) to the Executive if the Executive is a Specified Employee on the date of separation from service, before the date which is 6 months after the date of the Participant’s separation from service. The accumulated postponed amount shall be paid to the Executive in a lump sum payment on the 10th day after the end of the six-month period. Payment of the accumulated postponed amount shall be treated as made on the specified date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the specified date (provided the Participant may not, directly or indirectly, designate the year of payment).

If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A shall be paid as specified in Section 30 hereof within 90 days of the date of Participant’s death.

(b) “Specified Employee” means any employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

6. Change of Control.

6.1 Change of Control. A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person, as defined in Section 3(a)(9) of the Securities Exchange Act of l934 (“Exchange Act”), as such term is modified in Sections l3(d) and l4(d) of the Exchange Act, is or becomes the beneficial owner (as defined in Rule l3d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 5l % or more of the combined voting power of the Company’s then outstanding voting securities (other than (A) any employee plan established by any “Corporation” (which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 4l4(b) and (c) and l563 of the Code), (B) the Company or any of its affiliates (as defined in Rule l2b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D)

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a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (E) Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf.

(b) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 5l % of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of voting securities of the Company or of the surviving entity of such merger or consolidation or any parent thereof representing 5l % or more of the combined voting power of the Company’s then outstanding voting securities or the Company or any surviving entity or parent (other than Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf); or

(c) the occurrence of a liquidation, sale or disposition by the Company of all or substantially all of the Bank’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

6.2 Payments Upon a Change of Control.

(a) The Bank shall, following the Change of Control, pay the Executive the Change of Control Payment, which payment shall be made within three (3) months after the occurrence of a Change of Control; and

(b) The Executive shall have the right, but not the obligation, to resign and the Bank shall pay the Executive any Base Salary, or other benefits accrued for dates prior to the date of resignation upon a Change of Control and implement the provisions of the Executive’s Vested Benefits; provided, however, that the Executive must remain in the employ of the acquiring entity for a period of time not to exceed six (6) months if the acquiring entity so desires; and

6.3 Arrangements Not Exclusive or Limiting. The specific arrangements referred to herein are not intended to exclude or limit the Executive’s participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Committee at any time, or to limit or reduce any compensation or benefit to which the Executive would be entitled but for this Agreement.

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7. Regulatory Considerations.

7.1 Section 18(k) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section l8(k) of the Federal Deposit Insurance Act, l2 U.S.C. § l828(k) and any regulations promulgated thereunder.

7.2 Corporate Responsibility Laws. The Executive agrees that, in the event that any changes to this Agreement become necessary or appropriate as a result of corporate responsibility laws applicable to the Bank, then the Executive shall cooperate in all reasonable respects in revising his Agreement to be in conformity with the law and to be consistent with the employment terms of other high level executives.

8. Confidentiality and Non-Competition.

8.1

(a) Restrictions on Disclosure/Use of Confidential Information/Work Product. The Executive acknowledges that during the Term of this Agreement, the Executive will learn or be privy to valuable confidential business information, and trade secrets, and will develop and cultivate on behalf of the Bank substantial relationships with past, present and prospective business customers of the Bank. During the Term of this Agreement and thereafter, the Executive shall not, directly or indirectly, use or disclose to anyone, or authorize use or disclosure of any Confidential Information or Trade Secrets, except to the extent that such use or disclosure is necessary or appropriate in order for the Executive to perform his duties for the Bank, while employed by the Bank. As used in this Agreement, “Confidential Information and Trade Secrets” of the Bank means all trade practices, business plans, prices, lists, supplier lists, customer information and lists, marketing plans, financial information, data compilations and analyses, software and other information relative to the business of the Bank or its Affiliates, or to any of their customers or suppliers, which have not been disclosed by the Bank or its Affiliates to the public, or which are not otherwise generally available to the public. All documents, information, compilations of information, or other Bank property or information relating to the businesses of the Bank or its Affiliates including, without limitation, Confidential Information and Trade Secrets of the Bank or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Bank or its Affiliates. The Executive agrees not to destroy or remove such information or property from the premises of the Bank, except as required in the course of the Executive’s employment with the Bank. The Executive agrees that at the termination of his employment, for whatever reason, he will return to the Bank immediately any and all documents in whatever form that are in his possession

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or control (including any paper copies or electronic copies thereof) and that contain, reflect or refer to Confidential Information or Trade Secrets.

(b) Essential Nature. The Executive acknowledges that the confidentiality of the protected information, including Confidential Information and Trade Secrets, with which Executive has been or may become privy is essential and proprietary to the Bank or its Affiliates and is owned and shall continue to be owned by the Bank or its Affiliates.

(c) Work Product. The Executive acknowledges and agrees that the Bank shall own all rights in and to the results and proceeds of the Executive’s services performed under this Agreement, including, without limitation, anything which is, in whole or part, discovered, obtained, created, developed, and/or produced by the Executive, or which is suggested by the Executive or related to the Executive’s employment under this Agreement.

8.2 Covenant Not to Compete.

(a) During the Term of this Agreement and for a period of six (6) months (the “Non-Compete Period”) following any termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, consult to, with, or for, or have any interest in, any business engaging or planning to be engaged in banking or providing other financial services offered by the Bank or any of its affiliates, in any respect in any counties in Florida, or any counties in other states, where the Bank or any of its affiliates have branch offices; provided, that this provision shall not be deemed to prohibit beneficial ownership of securities (as, that term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended), of less than five percent (5%) of any class of a legal entity’s securities.

(b) Unless terminated under Section 5.2 or 5.3 of this Agreement, for the first six (6) months of the Non-Compete Period, so long as Executive continues to honor his obligations under Section 8 of this Agreement, and executes a release in a form substantially similar to that attached hereto as Attachment A, he will be provided with payments equal to his monthly Base Salary payments.

8.3 During the Term of this Agreement and for a period of twelve (12) months thereafter, Executive shall not, except if this Agreement is terminated as a result of a Change of Control:

(a) either directly or indirectly, (through or on behalf of any entity, including any other person, corporation, partnership or other business entities of any kind), solicit or entice away or in any manner persuade or attempt to persuade, any officer, employee, agent, representative, or business relation who is at that time or was within the previous six (6) months employed by or otherwise engaged by the Bank, to

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discontinue his/her relationship with the Bank or its Affiliates, without the prior express written permission of the Bank or any of its Affiliates, which the Bank may in its absolute discretion withhold; or

(b) either directly or indirectly, (through any entity, including through or on behalf of any other person, corporation, partnership or other business entities of any kind), solicit, contact, or entice away or in any manner persuade or attempt to persuade, any client or customer, or prospective client or customer, to discontinue his/her relationship or prospective relationship with the Bank or its Affiliates, without the prior express written permission of the Bank or any of its Affiliates, which the Bank may in its absolute discretion withhold.

8.4 Breadth of Restrictions. Executive and the Bank warrant that it is their intention to agree to restrictions on disclosure of Confidential Information or Trade Secrets, or other private or proprietary information, and on competition in this Section 8 that are as broad as permitted by Florida law (save only for the limitations of time set forth in Sections 8.2 and 8.3) and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.335 (2007) or any other Florida law.

8.5 Necessity of Restrictions. The Executive acknowledges that Section 8 is reasonably necessary to protect the business interest of the Bank and that the provisions of Section 2 and Section 8 are the essence of this Agreement for the Bank. The Executive agrees that if the Executive engages in activities prohibited by Section 8, irreparable harm to the Bank or its Affiliates will likely result, for which a remedy in the form of damages may not be ascertainable. In the event the Executive breaches, or threatens to commit a breach of any of the provisions of this Section 8, the Bank or its Affiliates shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of any other rights and remedies available for the Bank or its Affiliates at law or in equity:

(a) the right to seek temporary, preliminary or permanent injunctive relief against Executive in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 14.

(b) the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of the transactions constituting a breach of this Section 8.

(c) The prevailing party in any action to enforce Section 8 of this Agreement shall be entitled to attorney’s fees and costs.

8.6 The Executive acknowledges and agrees that the provisions of this Section 8 shall be in addition to, and shall not replace, the duties and obligations placed upon the Executive under applicable laws and regulations and the policies of the Bank and its Affiliates.

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9. Representation By the Executive. The Executive represents and warrants as of the Commencement Date, that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, or subject to any governmental restriction, which would in any way restrict or prohibit him from undertaking or performing employment with the Bank in accordance with the terms and conditions of this Agreement. The Executive further represents and warrants to the best of his knowledge, as of the Commencement Date, that he is physically and mentally capable of performing all the essential functions of the job and all duties reasonably assigned to him for the entire term of this Agreement, with or without reasonable accommodations.

10. Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations. In the event Section l62(m) of the Internal Revenue Code of l988 shall be applicable to Executive’s compensation, the Executive shall cooperate with the Bank to restructure his compensation so as to be fully deductible for income tax purposes; provided, however, such cooperation shall be on such terms, if any, as both the Executive and the Bank agree, both utilizing good faith efforts to structure payments in such a manner that the Executive’s total compensation, on a present value basis, is not diminished.

11. Enforcement Costs Upon a Change of Control. The Bank is aware that upon the occurrence of a Change of Control, the Board of Directors or a stockholder of the Bank may then cause or attempt to cause the Bank to refuse to comply with its obligations under Section 6 of this Agreement, or may cause or attempt to cause the Bank to institute, or may institute, litigation seeking to have Section 6 of this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under Section 6 of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under Section 6 of this Agreement by arbitration, litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Commencement Date, it should appear to the Executive that the Bank is or has acted contrary to or is failing or has failed to comply with any of its obligations solely under Section 6 of this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or in the event that the Bank or any other person takes any action to declare Section 6 of this Agreement void or unenforceable, or institutes arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him under Section 6, and the Executive has acted in good faith to perform his obligations under this Agreement, the Bank irrevocably authorizes the

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Abel L. Iglesias

Executive from time to time to retain counsel of his choice at the expense of the Bank to represent him in connection with the protection and enforcement of his rights under Section 6. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel on a monthly basis and in accordance with its customary practices. The Bank will pay or reimburse such expenses to the Executive within sixty (60) days of receipt of such bill. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Bank in connection with the protection and enforcement of their rights under similar agreements between them and the Bank, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Bank, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, as applicable to contracts entered into and to be performed entirely within the State of Florida.

13. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank:

Ramiro Ortiz, President and Chief Operating Officer

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

If to the Executive:

Abel L. Iglesias

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

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15. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

16. Successors; Binding Agreement

16.1 The Bank shall require any successor, whether direct or indirect to all or substantially all of the business or assets of the Bank whether by purchase, merger, consolidation or otherwise, prior to or contemporaneously with such acquisition, by agreement in form and substance reasonably satisfactory to the Executive and his legal counsel, to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such acquisition had taken place (to the extent not previously performed by the Bank). As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any such successor which executes and delivers the agreement provided for in this Section l6.l or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Similarly, the Executive’s obligations under this Agreement, including those in Section 8, shall apply to the Executive and the Bank, or any successor or assigns to the Bank unless there is a Change of Control as described in this Agreement.

16.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

16.3 This Agreement is personal to the Executive and, without the prior written consent of the Bank, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Entire Agreement. Modification and Waiver. This Agreement constitutes the entire agreement between the Bank and the Executive with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Bank and the Executive with respect to such subject matter including without limitation, except as otherwise provided in this Agreement, any employee manuals of the Bank or its Affiliates. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such

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Abel L. Iglesias

waiver constitute a continuing waiver. The failure of the Executive or the Bank to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

19. Non-Duplication. In the event that Executive shall perform services for the Company or any Affiliate of the Bank, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Bank and all of its Affiliates, including the Company.

20. Survival. The provisions of Section 8 shall survive the expiration of the Term of the Agreement plus extensions, if any, or termination of the Agreement.

21. Dispute Resolution-Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Bank and the Executive (except for claims arising under Section 8), whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (which includes any renewals, extensions or modifications); or (ii) any document related to this Agreement; (iii) Executive’s employment with or services to the Bank or any of its Affiliates; or (iv) any federal, state, or local statutory or common law claim, including without limitation any claims of employment discrimination or wrongful discharge (collectively a “Claim”).

(b) At the request of the Bank or the Executive, any Claim shall be resolved by binding arbitration. The Bank will pay the filing fees and arbitrator fees. Each party shall be responsible for its own attorney’s fees, except as otherwise provided by the arbitrator.

(c) Arbitration proceedings will be conducted by the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by AAA under employment rules and conducted in Florida. All Claims shall be determined by one arbitrator. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that

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basis. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

22. Required Regulatory Provisions.

(a) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(b) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U. S. C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(d) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the

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Abel L. Iglesias

Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

23. Enforceability/Reformation

In the event that any provision of this Agreement is invalidated or unenforceable under applicable law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Agreement, including in Section 8, is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

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Abel L. Iglesias

IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Board, the Bank has executed this Agreement as of the date first above written.

BANKUNITED, FSB

By:	/s/ Ramiro A. Ortiz
Name:	Ramiro A. Ortiz
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Lawrence H. Blum
Name:	Lawrence H. Blum
Title:	Secretary

EXECUTIVE:

By:	/s/ Abel L. Iglesias
Name:	Abel L. Iglesias
Title:	Senior Executive Vice President